Exhibit 99.1

AGILENT TECHNOLOGIES, INC.

BIO-ANALYTICAL MEASUREMENT INFORMATION

(Unaudited)

	FY 2008
(In millions)	Q1	Q2	Q3	Q4	Total
Orders	$532	$574	$573	$596	$2,275

Net Revenue	$531	$530	$540	$594	$2,195

Income from operations	$87	$85	$102	$136	$410

	FY 2007
	Q1	Q2	Q3	Q4	Total
Orders	$433	$457	$471	$533	$1,894

Net Revenue	$455	$428	$469	$524	$1,876

Income from operations	$75	$54	$77	$101	$307

	FY 2006
	Q1	Q2	Q3	Q4	Total
Orders	$378	$401	$387	$462	$1,628

Net Revenue	$374	$372	$391	$418	$1,555

Income from operations	$41	$39	$54	$77	$211

Income from operations reflect the results of our reportable segments under Agilent’s management reporting system which are not necessarily in conformity with accounting principles generally accepted in the United States (GAAP).   Income from operations of our reporting segments excludes primarily restructuring and asset impairment charges, business separation costs, amortization of intangibles and some residual corporate charges.

In general, recorded orders represent firm purchase commitments from our customers with established terms and conditions for products and services that will be delivered within six months.

Historical amounts have been reclassified to conform with current period presentation.

AGILENT TECHNOLOGIES, INC.

ELECTRONIC MEASUREMENT INFORMATION

(Unaudited)

	FY 2008
(In millions)	Q1	Q2	Q3	Q4	Total

Orders	$773	$863	$735	$786	$3,157

Net revenue	$773	$831	$818	$817	$3,239

Income from operations	$77	$120	$126	$137	$460

	FY 2007
	Q1	Q2	Q3	Q4	Total

Orders	$695	$826	$743	$850	$3,114

Net revenue	$721	$783	$787	$813	$3,104

Income from operations	$59	$88	$97	$99	$343

	FY 2006
	Q1	Q2	Q3	Q4	Total

Orders	$672	$759	$717	$820	$2,968

Net revenue	$696	$750	$728	$794	$2,968

Income from operations	$54	$79	$87	$107	$327

Income from operations reflect the results of our reportable segments under Agilent’s management reporting system which are not necessarily in conformity with accounting principles generally accepted in the United States (GAAP).   Income from operations of our reporting segments excludes primarily restructuring and asset impairment charges, business separation costs, amortization of intangibles and some residual corporate charges.

In general, recorded orders represent firm purchase commitments from our customers with established terms and conditions for products and services that will be delivered within six months.

Historical amounts have been reclassified to conform with current period presentation.

AGILENT TECHNOLOGIES, INC.

SEMICONDUCTOR & BOARD TEST

(Unaudited)

	FY 2008
(In millions)	Q1	Q2	Q3	Q4	Total

Orders	$96	$87	$79	$56	$318

Net revenue	$89	$95	$86	$70	$340

Income from operations	$3	$8	$8	$(1)	$18

	FY 2007
	Q1	Q2	Q3	Q4	Total

Orders	$122	$117	$94	$100	$433

Net revenue	$104	$109	$118	$109	$440

Income from operations	$13	$15	$24	$17	$69

	FY 2006
	Q1	Q2	Q3	Q4	Total

Orders	$127	$116	$122	$114	$479

Net revenue	$99	$117	$119	$115	$450

Income from operations	$14	$26	$24	$23	$87

Income from operations reflect the results of our reportable segments under Agilent’s management reporting system which are not necessarily in conformity with accounting principles generally accepted in the United States (GAAP).   Income from operations of our reporting segments excludes primarily restructuring and asset impairment charges, business separation costs, amortization of intangibles and some residual corporate charges.

In general, recorded orders represent firm purchase commitments from our customers with established terms and conditions for products and services that will be delivered within six months.

Historical amounts have been reclassified to conform with current period presentation.